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EXHIBIT 4.6

                       NONQUALIFIED STOCK OPTION AGREEMENT

         THIS NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement"), made as of this 1st day of July, 1997, by and between Tracey Barnes (the "Participant"), and Precis Smart Card Systems, Inc. (the "Company"):

                                   WITNESSETH:

         WHEREAS, the Participant is an employee of the Company, currently serving as senior project/marketing manager, and it is important to the Company that Participant be encouraged to remain an employee of the Company; and

         WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase shares of the common stock of the Company, as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

         1. GRANT OF STOCK 0PTION. The Company hereby grants to the Participant a stock option (the "Stock Option") to purchase all or any part of an aggregate of Two Thousand Five Hundred (2,500) shares of its Common Stock, par value $.01, (the "Stock") as set forth below, under and subject to the terms and conditions of this Option Agreement. The purchase price for each share to be purchased hereunder shall be Two Dollars and No/100 ($2.00) (the "Option Price").

         2. TIMES OF EXERCISE. After, and only after, the conditions of Section 8 hereof have been satisfied, the Participant shall be eligible to exercise that portion of her Stock Option pursuant to the schedule set forth hereinafter. If Participant remains an employee of the Company at all times prior to any of the "Exercise Dates" specified hereafter, then Participant shall be entitled, subject to the applicable provisions of this Option Agreement having been satisfied, to exercise on or after the applicable Exercise Date, on a cumulative basis, here Stock Option to acquire the number of shares of stock determined by multiplying the aggregate number of shares set forth in the foregoing Section 1 by the designated percentage set forth hereafter.

                                                             Percent of Stock
Exercise Dates                                             Option Exercisable
--------------                                             ------------------

July 1, 1997                                                        50%
January 1, 1998                                                     100%

         3. TERM OF STOCK OPTION. The Stock Option shall be exercisable no more than ten (10) years from the date hereof (the "Option Period").

         4. NONTRANSFERABILITY OF STOCK OPTIONS'. Except as otherwise herein provided, any Stock Option granted shall not be transferable otherwise than by will or the laws of descent and distribution, and the Stock Option may be exercised only by her. More particularly (but without limiting the generality of the foregoing), the Stock Option may be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, or hypothecation or other disposition of the Stock Option contrary to the provisions hereof shall be null and void and without effect.

         5. SPECIAL RULES WITH RESPECT TO STOCK OPTIONS. With respect to the Stock Option granted hereunder, the following special rules shall apply:

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                  (a) ASSUMPTION OF OUTSTANDING STOCK OPTIONS. To the extent permitted by the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), as amended, any successor to the Company succeeding to, or assigned the business of, the Company as the result of or in connection with a corporate merger, consolidation, combination, reorganization or liquidation transaction shall assume Stock Options outstanding under this Option Agreement or issue new Stock Options in place of such outstanding Stock Options. Provided, such assumption of outstanding Stock Options is to be made on a fair and equivalent basis in accordance with the applicable provisions of Section 424(a) of the Code; provided, further, in no event will such assumption result in a modification of any Stock Option as defined in Section 424(h) of the Code.

                  (b) ADJUSTMENTS UNDER CHANGES IN CAPITALIZATION. The aggregate number of shares of Stock under Stock Options granted under this Option Agreement granted under this Option Agreement, the Option Price and the total number of shares of Stock which may be purchased by a Participant on exercise of the Stock Option shall be appropriately adjusted or modified by the Board of Directors to reflect any recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction involving the Company. Provided, any such adjustment shall be made in such a manner as to not constitute a modification as defined in Section 424(h) of the Code.

         6. METHOD OF EXERCISING STOCK OPTION.

                  (a) PROCEDURES FOR EXERCISE. The manner of exercising the Stock Option herein granted shall be by written notice to the Secretary of the Company prior to the date the Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Option Period. Such notice shall state the election to exercise the Stock Option and the number of shares of Stock with respect to that portion of the Stock Option being exercised, and shall be signed by the person or persons so exercising the Stock Option.

                  (b) FORM OF PAYMENT. Payment for shares of Stock purchased under this Option Agreement shall be made in full and in cash or by check, Stock of the Company or a combination thereof, at the time of exercise of the Stock Options as a condition thereof, and no loan or advance shall be made by the Company for the purpose of financing, in whole or in part, the purchase of Stock. In the event that common stock of the Company is utilized as consideration for the purchase of Stock upon the exercise of a Stock Option, then, such common stock shall be valued at "fair market value." In addition to the foregoing procedure which may be available for the exercise of any Stock Option, the Participant may deliver to the Company a notice of exercise including an irrevocable instruction to the Company to deliver the stock certificate issued in the name of the Participant representing the shares subject to a Stock Option to a broker authorized to trade in the common stock of the Company. Upon receipt of such notice, the Company will acknowledge receipt of the executed notice of exercise and forward this notice to the broker. Upon receipt of the copy of the notice which has been acknowledge by the Company, and without waiting for issuance of the actual stock certificate with respect to the exercise of the Option, the broker may sell the Stock or any portion thereof. Upon receipt of the notice to exercise from the Company, the broker will deliver directly to the Company a portion of the sales proceeds to cover the Option Price and any withholding taxes, if any. Further, the broker may also facilitate a loan to the Participant upon receipt of the notice of exercise in advance of the issuance of the actual stock certificate as an alternative means of financing and facilitating the exercise of any Stock Option. For all purposes of effecting the exercise of a Stock Option, the date on which the Participant gives the notice of exercise to the Company will be the date he becomes contractually to take and pay for the shares of Stock underlying the Stock Option. The Committee may also adopt such other procedures which it desires for the payment of the purchase price upon the exercise of a Stock Option which are not inconsistent with the applicable provisions of the Code which relate to Stock Options.

                  (c) PAYMENT OF WITHHOLDING TAXES. No exercise of any Stock Option shall be permitted nor shall any Stock be issued to the Participant until the Company receives full payment for the Stock purchased which shall include any required state and federal withholding taxes. Further, upon the exercise of any Stock Option, the Participant may direct the Company to retain from the shares of Stock to be issued upon exercise of the Stock Option that number of initial shares of Stock (based on fair market value) that would be necessary to satisfy the requirements for withholding any amounts of taxes due upon the exercise of such Stock Option.

         7. ACCELERATION OF STOCK OPTIONS UPON CHANGE OF CONTROL. In the event that a Change of Control or acquisition (as defined herein) has occurred with respect to the Company, any and all Stock


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Options become automatically fully vested and immediately exercisable with such acceleration to occur without the requirement of any further act by either the company or the Participant. For purposes of this Section 7, the term "Change of Control" shall mean the acquisition in a transaction or a series of transaction by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership, of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities; provided, however, that any acquisition of beneficial ownership of common stock or voting securities of the Company which is less than 50% of either the then outstanding shares of common stock or combined voting power of the Company's then outstanding voting securities shall be deemed to be a "Change of Control" for the purposes of this Agreement if a majority of the incumbent members of the Board of Directors immediately prior to the Change of Control Determines that such acquisition has caused a Change of Control to occur;

         8. SECURITIES LAW RESTRICTIONS. Stock Options shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities law, or pursuant to an exemption therefrom.

         9. SHAREHOLDER RIGHTS. The Participant shall have no rights as a shareholder with respect to any shares of Stock subject to a Stock Option prior to the purchase of such shares of Stock by exercise of the Stock Option.

         10. NO PROMISE OF CONTINUED EMPLOYMENT. This Agreement does not create a promise by the Company of continued employment of the Participant. The Participant acknowledges that her employment by the Company is "at will."

         11. NOTICES. All notices or other communications relating to the Plan and this Option Agreement as it relates to the Participant shall be in writing and shall be mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

         IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set her hand, all on the day and year first above written.


                                           PRECIS SMART CARD SYSTEMS, INC.,
                                           an Oklahoma corporation
                                           By: /s/ JAMES LOUT
                                                    James Lout, President
                                                    "COMPANY"

                                           /s/ TRACEY BARNES
                                                    Tracey Barnes, an individual
                                                    "PARTICIPANT






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